FOR IMMEDIATE RELEASE

March 2, 2007

Contact:  Jesus R. Adia
          President and Chief Executive Officer
          (718) 677-4414

Flatbush Federal Bancorp, Inc. Announces the Death of Director and Former President Anthony J. Monteverdi

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced the death of Director and former President Anthony J. Monteverdi. Mr. Monteverdi was President and Chief Executive Officer of the Association from 1987 until his retirement on January 31, 2006. He was the Chairman of the Board from 1993 until 2006.

Jesus Adia, President and Chief Executive Officer, said, "We are saddened by the loss of Mr. Monteverdi. He served Flatbush for over two decades and his contributions were immense, he will be missed."